UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 7, 2021

MEDAVAIL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53298	90-0772394
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
6665 Millcreek Dr. Unit 1,
Mississauga ON Canada
L5N 5M4
(Address of principal executive offices)
+1 (905) 812-0023
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MDVL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
Loan and Security Agreement
On June 7, 2021, MedAvail Holdings, Inc. (the "Company") and its subsidiaries MedAvail Pharmacy, Inc., an Arizona corporation, MedAvail, Inc., a Delaware corporation, MedAvail Technologies (US) Inc., a Delaware corporation, and MedAvail Technologies, Inc., a corporation incorporated under the laws of Canada (collectively and together with the Company, the "Borrowers"), entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank and SVB Innovation Credit Fund VIII, L.P., pursuant to which the Borrowers borrowed $10.0 million in aggregate initial term loans (the “Initial Loans”). The Borrowers may borrow up to an additional $20.0 million in aggregate term loans (together with the Initial Loans, the “Loans”) on or before April 30, 2022, subject to no material adverse change or event of default (each as defined in the Loan Agreement) having occurred and continuing. The Loans and the Borrowers' obligations under the Loan Agreement are guaranteed by certain of the Company's subsidiaries and are secured by substantially all of the assets of the Company and its subsidiary guarantors.

The Loans mature on April 1, 2026. Principal repayment will commence on May 1, 2024 in equal monthly installments of the outstanding Loan balance through the maturity date. The Loans bear interest at a floating rate equal to the greater of 7.25% or the Prime Rate plus 4.0%.
The Borrowers may elect to prepay the Loans, in whole but not in part, at any time. If the Borrowers elect to voluntarily prepay the Loans before the scheduled maturity date, the Borrowers are required to pay the lenders a prepayment premium, equal to 3.0% of the outstanding principal balance if the prepayment occurs on or before June 7, 2022, 2.0% of the outstanding principal balance if the prepayment occurs on or before June 7, 2023, or 1.0% for a prepayment made after June 7, 2023, but before the scheduled maturity date. A prepayment premium is also applicable to a mandatory prepayment of the Loans upon an acceleration of the Loans. Upon a voluntary or mandatory prepayment of the Loans, the Borrowers are also required to pay the lenders’ expenses and all accrued but unpaid interest on the Loans through the prepayment date.
A final payment fee equal to 4.75% of the original principal amount of the Loans advanced will be due at the earlier of the maturity date, acceleration of the Loans, or a voluntary or mandatory prepayment of the Loans.
The Loan Agreement includes customary representations and covenants that, subject to exceptions and qualifications, restrict the Borrowers' ability to do the following things: engage in mergers, acquisitions, and asset sales; transact with affiliates; undergo a change in control; engage in businesses that are not related to the Borrowers' existing business; add or change business locations; incur additional indebtedness; incur additional liens; make loans and investments; declare dividends or redeem or repurchase equity interests; and make certain amendments or payments in respect of any subordinated debt. In addition, the Loan Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, maintenance of our bank accounts, protection of the Borrowers' intellectual property, reporting requirements, compliance with applicable laws and regulations, and formation or acquisition of new subsidiaries.
Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding principal and accrued and unpaid interest under the Loan Agreement immediately due and payable and may exercise the other rights and remedies provided for under the Loan Agreement and related loan documents. The events of default under the Loan Agreement include, subject to grace periods in certain instances, payment defaults, breaches of covenants or representations and warranties, a material adverse change as defined in the Loan Agreement and with respect to certain governmental approvals, material judgments and attachments, cross defaults with certain other material indebtedness, bankruptcy and insolvency events with respect to the Company and its subsidiaries, and delisting of the Company's shares from NASDAQ.
The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statement and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement Dated June 7, 2021

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAVAIL HOLDINGS, INC.

Date: June 11, 2021	By:	/s/ Ed Kilroy
Ed Kilroy Chief Executive Officer